Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-172560, 333-165117, and 333-153583 on Forms S-3 and Registration Statement Nos. 333-43227, 333-77739, 333-135385, 333-161954 and 333-167452 on Forms S-8 of our reports dated February 11, 2013, relating to the financial statements and financial statement schedules of Kilroy Realty Corporation and the effectiveness of Kilroy Realty Corporation's internal control over financial reporting, appearing in this Annual Report on Form 10-K of Kilroy Realty Corporation for the year ended December 31, 2012.

/s/ DELOITTE & TOUCHE, LLP
Los Angeles, California
February 11, 2013